UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Jive Software, Inc.

(Name of issuer)

COMMON STOCK

(Title of class of securities)

47760A108

(CUSIP number)

12/31/11

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 47760A108	Page 2 of 9 Pages

(1)	Names of reporting persons SEQUOIA CAPITAL GROWTH FUND III, L.P. (“SCGF III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812490
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 16,065,406
(7) Sole dispositive power 0
(8) Shared dispositive power 16,065,406
(9)	Aggregate amount beneficially owned by each reporting person 16,065,406
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 27.2%
(12)	Type of reporting person (see instructions) PN

SCHEDULE 13G

CUSIP No. 47760A108	Page 3 of 9 Pages

(1)	Names of reporting persons SEQUOIA CAPITAL GROWTH PARTNERS III, L.P. (“SCGP III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3735244
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 138,168
(7) Sole dispositive power 0
(8) Shared dispositive power 138,168
(9)	Aggregate amount beneficially owned by each reporting person 138,168
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.2%
(12)	Type of reporting person (see instructions) PN

SCHEDULE 13G

CUSIP No. 47760A108	Page 4 of 9 Pages

(1)	Names of reporting persons SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND (“SCG III PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3737763
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 746,659
(7) Sole dispositive power 0
(8) Shared dispositive power 746,659
(9)	Aggregate amount beneficially owned by each reporting person 746,659
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.3%
(12)	Type of reporting person (see instructions) OO

SCHEDULE 13G

CUSIP No. 47760A108	Page 5 of 9 Pages

(1)	Names of reporting persons SCGF III MANAGEMENT, LLC (“SCGF III LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812373
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6)

Shared voting power

16,950,233 shares of which 16,065,406 shares are directly held by SCGF III, 138,168 shares are directly held by SCGP III and 746,659 shares are directly held by SCG III PF. SCGF III LLC is the General Partner of each of SCGF III and SCGP III, and the Managing Member of SCG III PF.

(7) Sole dispositive power 0
(8)

Shared dispositive power

16,950,233 shares of which 16,065,406 shares are directly held by SCGF III, 138,168 shares are directly held by SCGP III and 746,659 shares are directly held by SCG III PF. SCGF III LLC is the General Partner of each of SCGF III and SCGP III, and the Managing Member of SCG III PF.

(9)	Aggregate amount beneficially owned by each reporting person 16,950,233
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 28.7%
(12)	Type of reporting person (see instructions) OO

SCHEDULE 13G

CUSIP No. 47760A108	Page 6 of 9 Pages

ITEM 1.

(a)	Name of Issuer: Jive Software, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

325 Lytton Avenue

Suite 200

Palo Alto, CA 94301

ITEM 2.

(a)	Name of Persons Filing:

Sequoia Capital Growth Fund III, L.P.

Sequoia Capital Growth Partners III, L.P.

Sequoia Capital Growth III Principals Fund

SCGF III Management, LLC

SCGF III LLC is the General Partner of each of SCGF III and SCGP III, and the Managing Member of SCG III PF.

(b)	Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-250

Menlo Park, CA 94025

(c)	Citizenship:

SCGF III LLC, , SCGF III, SCGP III, SCG III PF: Delaware

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 47760A108

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [         ]

SCHEDULE 13G

CUSIP No. 47760A108	Page 7 of 9 Pages

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SCHEDULE 13G

CUSIP No. 47760A108	Page 8 of 9 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2012

Sequoia Capital Growth Fund III, a Delaware Limited Partnership
Sequoia Capital Growth Partners III, a Delaware Limited Partnership

By: SCGF III Management, LLC,
their General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital Growth III Principals Fund, a Delaware Multiple Series LLC

By: SCGF III Management, LLC,
Its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SCGF III Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SCHEDULE 13G

CUSIP No. 47760A108	Page 9 of 9 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the common shares of Jive Software, Inc., and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 7, 2012

Sequoia Capital Growth Fund III, a Delaware Limited Partnership
Sequoia Capital Growth Partners III, a Delaware Limited Partnership

By: SCGF III Management, LLC,
their General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital Growth III Principals Fund, a Delaware Multiple Series LLC

By: SCGF III Management, LLC,
Its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SCGF III Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member